UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report: January 2, 2013

TIFFANY & CO.

(Exact name of Registrant as specified in its charter)

Delaware	1-9494	13-3228013
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

727 Fifth Avenue, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 27, 2012, Tiffany and Company (“Tiffany”), a wholly owned subsidiary of the Registrant, entered into an Amended and Restated Agreement (the “Agreement”) with Elsa Peretti. The Agreement amends and restates that certain agreement dated as of February 1, 1997 by and between Tiffany and Ms. Peretti.

Since 1974, Tiffany has been the sole licensee for the intellectual property rights necessary to make and sell jewelry and other products under Ms. Peretti’s trademarks (the “Peretti Intellectual Property”). In the Agreement, which largely reflects the long-standing rights and marketing and royalty obligations of the parties, Ms. Peretti grants Tiffany an exclusive license, in all of the countries in which Peretti-designed jewelry and products are currently sold, to make, have made, advertise and sell these items, which are made in conformance to Ms. Peretti’s designs and bear her trademarks.

The Agreement has a term of twenty (20) years and is terminable by Ms. Peretti only in the event of a material breach by Tiffany (subject to a cure period) or upon a change of control of Tiffany or the Registrant (see below). The Agreement is terminable by Tiffany only in the event of a material breach by Ms. Peretti or following an attempt by Ms. Peretti to revoke the exclusive license (subject, in each case, to a cure period). If the Agreement is terminated, Tiffany would have an exclusive right for one year to sell any Peretti-designed products on hand or on order. For at least an additional six (6) months thereafter, Tiffany would have the exclusive right to sell any Peretti-designed products on hand, subject to Ms. Peretti’s right to purchase these remaining products.

For purposes of the Agreement, a “change of control” is defined to include (1) a sale, transfer or other disposition of all or substantially all of the assets of Tiffany and its affiliated companies, taken as a whole, to any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Tiffany and its affiliated companies, (2) the consummation of any transaction the result of which is that any “person” or “group” (other than Tiffany or an affiliated company) shall have acquired more than 50% of the then outstanding shares of the voting stock of the Registrant, (3) the Registrant consolidating or merging with or into any “person” in a transaction in which the voting stock of the Registrant is converted into or exchanged for cash, securities or other property (except when the voting stock of the Registrant is converted into or exchanged for at least a majority of the voting stock of the surviving person) or (4) the Registrant ceasing to own 100% of the equity of Tiffany.

Pursuant to the Agreement, Ms. Peretti retains ownership of the Peretti Intellectual Property and exercises approval and consultation rights with respect to important aspects of the promotion, display, manufacture and merchandising of licensed products. The Agreement further requires Tiffany to display the licensed products in stores, to devote a portion of its advertising budget to the promotion of the licensed products, to increase the inventory of non-jewelry licensed products (that inventory averaged approximately $4 million during the immediately preceding sixty (60) months) and to take certain actions to protect the use and registration of the Peretti Intellectual Property, in each case in accordance with the terms set forth in the Agreement.

During the term of the Agreement, Ms. Peretti may not sell, lease or otherwise dispose of the Peretti Intellectual Property unless the acquiring party expressly agrees with Tiffany to be bound by the provisions of the Agreement. In addition, the Agreement provides that any heir, estate, trustee or permitted successor or assignee of Ms. Peretti will be bound by its terms.

In consideration of the rights granted, and the obligations undertaken, by Ms. Peretti in the Agreement, Tiffany made a one-time payment in the aggregate amount of approximately $47 million (subject to the withholding of U.S. income taxes on a portion of the payment). Ms. Peretti will also receive royalties for use of the Peretti Intellectual Property and fees in respect of certain quality control services Ms. Peretti has committed to providing pursuant to the Agreement. The one-time payment does not serve to reduce future royalties.

The Agreement is filed as Exhibit 10.123 to this Current Report on Form 8-K. The description of the material terms of the Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.123	Amended and Restated Agreement, dated as of December 27, 2012 by and between Tiffany and Company and Elsa Peretti.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.

BY:	/s/ Patrick B. Dorsey
Patrick B. Dorsey
Senior Vice President, General Counsel and Secretary

Date: January 2, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.123	Amended and Restated Agreement, dated as of December 27, 2012 by and between Tiffany and Company and Elsa Peretti.